UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report Date of Earliest Event Reported	February 14, 2007 February 8, 2007

NEIMAN MARCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-133184-12	20-3509435
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1618 Main Street
Dallas, Texas	75201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(214) 741-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 8.01.     OTHER EVENTS

On February 8, 2007, The Neiman Marcus Group, Inc. (“NMG”), the registrant’s wholly-owned subsidiary, entered into an amendment to its senior secured term loan credit facility agreement decreasing the interest rates applicable to borrowings under that facility.  A copy of that amendment is attached hereto as Exhibit 99.1.

Borrowings under NMG’s senior secured term loan credit facility bear interest at a rate per annum equal to, at NMG’s option, either (a) a base rate determined by reference to the higher of (1) the prime rate of Credit Suisse and (2) the federal funds effective rate plus 1/2 of 1% or (b) a LIBOR rate, subject to certain adjustments, in each case plus an applicable margin.

Under the facility’s amended terms, (a) the applicable margin with respect to base rate borrowings (which was previously 1.00% or 1.25%, depending upon NMG’s Consolidated Leverage Ratio (as defined in the senior secured term loan credit facility agreement) on such date) on a given date will be 0.75% or 1.00%, depending upon NMG’s Consolidated Leverage Ratio on such date, and (b) the applicable margin with respect to LIBOR borrowings (which was previously 2.00% or 2.25%, depending upon NMG’s Consolidated Leverage Ratio on such date) on a given date will be 1.75% or 2.00%, also depending upon NMG’s Consolidated Leverage Ratio on such date.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

 (c) Exhibits

99.1

Amendment No. 4 dated as of February 8, 2007 to the Credit Agreement dated as of October 6, 2005, as amended, among NMG, Neiman Marcus, Inc. (formerly known as Newton Acquisition, Inc.), each subsidiary of NMG from time to time party thereto, the lenders thereunder, and Credit Suisse, as administrative agent and collateral agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEIMAN MARCUS, INC.

Date: February 14, 2007	By:	/s/ James E. Skinner
James E. Skinner
Senior Vice President